Exhibit 99.1

Advaxis Announces Listing Transfer to Nasdaq Capital Market and Additional 180-day Extension by Nasdaq to Regain Compliance with Minimum Bid Price Rule

PRINCETON, N.J. – December 22, 2020 – Advaxis, Inc. (Nasdaq: ADXS), a clinical-stage biotechnology company focused on the development and commercialization of immunotherapy products, today announced that it received a positive determination from the Nasdaq Stock Market granting approval of the Company’s request to transfer its listing to the Nasdaq Capital Market from the Nasdaq Global Select Market. The Company’s securities will begin trading on the Nasdaq Capital Market effective at the start of trading on December 24, 2020. The Company’s shares will continue to trade on Nasdaq under the symbol “ADXS.”

The Company’s stock price has traded below the minimum bid price necessary to maintain its listing on the Nasdaq Global Select Market (and now, the Nasdaq Capital Market). On December 22, 2020, Advaxis received notification from Nasdaq that the Company has been granted an additional 180-day compliance period, or until June 21, 2021, to regain compliance with the minimum $1.00 bid price per share requirement of Nasdaq’s Marketplace Rule 5550(a)(2) (the “Rule”). Nasdaq’s determination to grant the additional 180-day compliance period was based on the Company meeting the continued listing requirements of the Nasdaq Capital Market with the exception of the bid price requirement, and the Company having provided written notice of its intention to cure the deficiency during the additional compliance period, including effecting a reverse stock split if necessary.

According to Nasdaq, if at any time before June 21, 2021 the bid price of the Company’s common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, the Company will regain compliance with the Rule and the matter will be closed.

If the Company does not meet the minimum bid requirement during the additional 180-day grace period, Nasdaq will provide written notification to the Company that its common stock will be subject to delisting. At such time, the Company may appeal the delisting determination to a Nasdaq Hearings Panel (“Panel”). The Company would remain listed pending the Panel’s decision. There can be no assurance that, if the Company does appeal a subsequent delisting determination by the Staff to the Panel, that such appeal would be successful.

About Advaxis

Advaxis, Inc. is a clinical-stage biotechnology company focused on the development and commercialization of proprietary Lm-based antigen delivery products. These immunotherapies are based on a platform technology that utilizes live attenuated Listeria monocytogenes (Lm) bioengineered to secrete antigen/adjuvant fusion proteins. These Lm-based strains are believed to be a significant advancement in immunotherapy as they integrate multiple functions into a single immunotherapy and are designed to access and direct antigen presenting cells to stimulate anti-tumor T cell immunity, activate the immune system with the equivalent of multiple adjuvants, and simultaneously reduce tumor protection in the tumor microenvironment to enable T cells to eliminate tumors.

Forward Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are any statements that express the current beliefs and expectations of management. Any statements contained herein that do not describe historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results, performance and achievements to differ materially from those discussed in such forward-looking statements. Such risks include, but are not limited to: the success and timing of the Company’s clinical trials, including patient accrual; the Company’s compliance with Nasdaq’s listing rules; the Company’s ability to develop and commercialize its products; the Company’s ability to identify license and collaboration partners and to maintain existing relationships; the Company’s available cash and its ability to obtain additional funding; and any outcomes from the Company’s review of strategic transactions. These and other risks are discussed in the Company’s filings with the SEC, including, without limitation, its Annual Report on Form 10-K, filed on December 20, 2019, as amended, and its periodic reports on Form 10-Q and Form 8-K. The Company cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date they were made. The Company undertakes no obligation to update or revise forward-looking statements whether as a result of new information, future events or otherwise, except as otherwise required by law.

Contact:

Tim McCarthy, LifeSci Advisors, LLC

212.915.2564

tim@lifesciadvisors.com